Joel Pensley

Attorney at Law

211 Schoolhouse Road

Norfolk, Connecticut 06058

Admitted in New York State

August 24, 2009

Roland Larsen,

President

Royal Standard Minerals, Inc.

3258 Mob Neck Road

Heathville, Virginia 22473

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Royal Standard Minerals, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about August 24, 2009 in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 of the Company’s common shares of the Company without par value, reserved for issuance under the Sharpe Resources Corporation 2009 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “Plan”).

As the Company’s counsel in connection with the preparation and filing of the Registration Statement, I have examined the proceedings taken by the Company in connection with the authorization of the sale and issuance of the common shares under the Plan (the “Shares”).

Based upon the foregoing, and having regard for such legal considerations as I deem relevant, it is my opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock.

I express no opinion as to matters governed by any laws other than United States securities law and Canadian which are in effect as of the date hereof.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the section entitled “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ Joel Pensley

Joel Pensley